UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 8, 2013

Commission File Number:  000-51071

Spy, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0580186
(IRS Employer Identification No.)

2070 Las Palmas Drive, Carlsbad, California 92011
(Address of principal executive offices)

760-804-8420
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 8, 2013, Spy, Inc. (the "Company") entered into a Third Amended and Restated Promissory Note ("Third Amendment") and a Fourth Amended and Restated Promissory Note ("Fourth Amendment") with Costa Brava Partnership III, L.P. ("Costa Brava"), pursuant to which the maturity date of all amounts due Costa Brava thereunder was extended to April 1, 2015 from April 1, 2014, and, in the case of the Fourth Amendment, the total commitment thereunder was decreased from $10.0 million to $9.0 million, of which $8.5 million was outstanding on March 31, 2013. The amounts outstanding on March 31, 2013 due Costa Brava, including the commitment amount, exclude accrued but unpaid interest, which is added to principal rather than paid in cash.

In addition, on May 8, 2013, the Company entered into an Amendment to Promissory Note and Promissory Note No. 2 with Harlingwood (Alpha), LLC ("Harlingwood") (the "Harlingwood Amendments"), pursuant to which the Company similarly extended the maturity date of certain promissory notes issued to Harlingwood in the aggregate principal amount of $1.5 million from April 1, 2014 to April 1, 2015, which amount excludes accrued but unpaid interest, which is added to principal rather than paid in cash.

A copy of the Third Amendment, Fourth Amendment and the Harlingwood Amendments is attached to this Current Report on Form 8-K as Exhibit 10.1, 10.2 and 10.3, respectively.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The foregoing descriptions of Third Amendment, the Fourth Amendment and the Harlingwood Amendments do not purport to be complete, and are qualified in their entirety by reference to the full text of the Third Amendment, the Fourth Amendment and the Harlingwood Amendments attached hereto as Exhibits 10.1, 10.2 and 10.3, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spy, Inc.

Date:   May 10, 2013
By:	/s/ Michael Angel

Name: Michael Angel
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amended and Restated Note (Costa Brava)
EX-10.2	Amended and Restated LC (Costa Brava)
EX-10.3	Amendment to Notes (Harlingwood)